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                                                                     EXHIBIT 23


                          CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-00615, 33-23667, 33-33097, 33-39700, 33-
48334, 33-65480, 33-65482 and 33-65484) of our report, which includes an explanatory paragraph concerning changes in methods of accounting for impaired loans and originated servicing rights in 1995, and changes in methods of accounting for certain investments and amortization of goodwill in 1993, dated February 2, 1996, on our audits of the consolidated financial statements of PALFED, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in this Annual Report on Form 10-K.



                                        COOPERS & LYBRAND L.L.P.



Atlanta, Georgia
March 28, 1996